                                                                   EXHIBIT 10.21


                                    AGREEMENT


         THIS AGREEMENT ("Agreement") is made as of the 22nd day of February, 2001, in Atlanta, Georgia.

         THE PARTIES to it are THE HOME DEPOT, INC., a Delaware corporation, and its subsidiaries and affiliates ("Home Depot"), and BERNARD MARCUS, a resident of the State of Georgia ("Mr. Marcus").

         THE BACKGROUND of this Agreement is as follows:

         (A) Mr. Marcus is one of the original founders of Home Depot and the current Co-Chairman of the Board.

         (B) On August 19, 1999, the Board of Directors of Home Depot unanimously adopted a resolution under which Mr. Marcus will receive certain benefits pertaining to the use of an aircraft and the provision of security services from Home Depot for the rest of his life.

         (C) This Agreement sets forth the benefits the Board of Directors of Home Depot has directed Home Depot to provide Mr. Marcus and the terms upon which those benefits will be available to Mr. Marcus. This Agreement includes certain other provisions to which Home Depot and Mr. Marcus have agreed.

         THE TERMS of this Agreement are as follows:

         1. TERM. Unless otherwise expressly provided herein, the term of this Agreement shall be the life of Mr. Marcus; and this Agreement shall continue in full force and effect until Mr. Marcus's death.

         2. PURCHASE OF AIRCRAFT; LEASES; PILOT AND MANAGEMENT SERVICES. The parties have agreed that Home Depot will sell, and Mr. Marcus (or his designee(s)) will purchase, one of the Home Depot aircraft (1994 Falcon 900 aircraft, tail #N707WB). Home Depot will provide, or will have provided, pilot and management services for the aircraft and Mr. Marcus (or his designee(s)). Mr. Marcus (or his designee(s)) will dry-lease the aircraft to Home Depot on a non-exclusive basis. A separate purchase and sale agreement, lease[s], and/or pilot services agreement[s], as appropriate, with all related documentation, are being entered into by the parties with respect to this transaction. Key provisions of these agreements will include:

         - The purchase price for the aircraft will be the current fair market value of the aircraft.

         - Home Depot will lease the aircraft from Mr. Marcus (or his designee(s)) at a fair market rental rate based on 1% of the purchase price per month, with certain costs passed through on a shared basis, subject to a minimum required rent equal to 50% usage by Home Depot.

         - Home Depot will pay applicable sales/use taxes attributable to its usage of the aircraft.

         - Home Depot will reimburse Mr. Marcus (or his designee(s)) for ad valorem taxes paid for the aircraft based upon Home Depot's percentage of use of the aircraft, subject to a minimum reimbursement of 50% of such taxes.

         - Home Depot will provide aircraft management and maintenance as well as pilot services for the aircraft. Home Depot will provide these services during the term of this Agreement, subject in all events to Mr. Marcus's option to terminate at any time and Home Depot's option to terminate if Home Depot ceases to operate its own aircraft.

         - Management services will include hangar space, maintenance, insurance, fueling, inspections, training, scheduling, and other general services related to the aircraft.

         - Mr. Marcus or his designee(s) will partially reimburse Home Depot quarterly for the costs of insurance and maintenance, based on the percentage of time the aircraft is used by Mr. Marcus and his designee(s). Mr. Marcus will not reimburse Home Depot for any more than 50% of these costs, regardless of the actual percentage of use, consistent with Home Depot's minimum rent of 50% of the aircraft's usage.

         - Use of the aircraft by Mr. Marcus or his designee(s) for Home Depot business purposes shall be treated for all purposes of this Agreement as use of the aircraft by Home Depot.

         - Fuel and lubricants will either be billed directly to each user of the aircraft for each user's flights, at Home Depot's cost, or prorated quarterly as with insurance and non-routine maintenance, as appropriate to comport with Home Depot's normal procedures.

         - Mr. Marcus or his designee(s) will pay Home Depot an hourly rate for Home Depot pilot services.

         - Home Depot's right to use the aircraft will be subordinate to the right of Mr. Marcus or his designee(s) to use the aircraft.

         - If the aircraft is not available for Mr. Marcus or his designee(s), Home Depot will arrange for a comparable aircraft, at no greater cost to Mr. Marcus or his designee(s).

         - Mr. Marcus or his designee(s) shall have the right to use Home Depot's larger intercontinental aircraft for international travel, if such aircraft is available. Any additional costs associated with Mr. Marcus's or his designee(s)' use of Home Depot's larger intercontinental aircraft shall be charged to Mr. Marcus at the same periodic intervals that other aircraft-related costs are charged to the parties hereunder.

         - Anything herein to the contrary notwithstanding, Mr. Marcus and his designee(s) shall have the right at any time during the term of this Agreement to sell the aircraft purchased from Home Depot and to purchase another aircraft. In the event Mr. Marcus or his designee(s) purchases another aircraft, such aircraft shall be used by Mr. Marcus and his designee(s) and leased to

                  Home Depot on the same terms and subject to the same conditions provided in this Agreement and in any other agreements pertaining to the original aircraft purchased by Mr. Marcus or his designee(s) from Home Depot.

         - The 1994 Falcon 900 aircraft purchased by Mr. Marcus (or his designee) and any replacement aircraft subject to this arrangement with Home Depot must at all times meet Home Depot criteria and guidelines for aircraft owned and operated by Home Depot.

         - Mr. Marcus and/or his designee will be named as an additional insured on any Home Depot policies of insurance applicable to the ownership and operation of the aircraft.

         3. SECURITY SERVICES. As directed by the resolution unanimously adopted by the Board of Directors of Home Depot, during Mr. Marcus's lifetime Home Depot will continue to provide Mr. Marcus the same security services Mr. Marcus has been receiving from Home Depot. Such security services will be provided at Mr. Marcus's discretion.

         4.       USE AND AVAILABILITY OF HOME DEPOT FACILITIES.

                           (A)      For a term ending eighteen (18) months after
the date of Mr. Marcus's death, Home Depot will make available to Mr. Marcus, for his use and for the use of certain persons and organizations affiliated with Mr. Marcus ("Affiliates"), office and related space in its facilities. As used in this Agreement, the term "Affiliates" shall include such persons and organizations as Mr. Marcus may designate from time to time.

                           (B)      The space initially available to Mr. Marcus
will be that space which Mr. Marcus and his Affiliates currently occupy on the 21st floor of Building C of the Home Depot facilities, together with such additional space on the same floor up to a total of fifty percent (50%) of the 21st floor, and Mr. Marcus and his Affiliates may continue to occupy that space (and any additional space up to fifty percent (50%) of the 21st floor) for at least twelve (12) months from the date of this Agreement. Beginning after twelve
(12) months from the date of this Agreement, Home Depot shall have the option to move Mr. Marcus and his Affiliates to different but acceptable space elsewhere in the Home Depot Store Support Center. Any space to which Home Depot moves Mr. Marcus and his Affiliates shall be at least as large as the space they now occupy in the Home Depot facilities, plus the additional space Home Depot has committed to them.

                           (C)      The Home Depot space provided to Mr. Marcus
and his Affiliates under this Agreement will be operated and maintained by Home Depot; but Mr. Marcus (or his designee(s)) will pay rent to Home Depot for the use of any space occupied by Mr. Marcus or any of his Affiliates at the fair market rate for comparable space in the same geographical area (hereinafter "Base Rent"), with the Consumer Price Index increases described below.

                           (D)      The Base Rent payable for Home Depot
facilities hereunder is based on the Revised Consumer Price Index for Urban Wage Earners and Clerical Workers for Atlanta, Georgia, U.S. Cities Average All Items (1982-1984 = 100) ("Consumer Price Index") published by the Bureau of Labor Statistics, United States Department of Labor. On the second January 1 occurring after the date of this Agreement and on each January 1 thereafter during the term of this Agreement, the Base Rent shall be increased by fifty percent (50%) of the percentage increase in the Consumer Price Index for the preceding year. This increase in Base Rent shall be determined as follows:

                                    (i)      Multiply the Base Rent (annualized)
for the calendar year immediately preceding the January 1 in question by a fraction, the numerator of which is the Consumer Price Index for the month of December immediately prior to the January in question, and the denominator of which is the Consumer Price Index for the month of December one year and one month prior to the January in question, (ii) subtract from the resulting product the Base Rent for the calendar year immediately prior to the January 1 in question, (iii) multiply the remainder by 50%, and (iv) add the resulting product to the Base Rent for the calendar year immediately prior to the January 1 in question. In no event, however, shall the Base Rent for any calendar year during the term of this Agreement exceed the previous calendar year's Base Rent by more than 2.5%. If the index for any December in question is not published as of the effective date of adjustment, then Mr. Marcus shall continue to pay the existing Base Rent until the index necessary to perform the calculations described herein is published, and Home Depot is able to calculate the revised amount of Base Rent due from Mr. Marcus. Upon the submission of such calculation from Home Depot, Mr. Marcus shall thereafter pay the adjusted Base Rent. Mr. Marcus shall also pay within thirty (30) days after such calculation the difference between what they have paid in Base Rent for the year in question and what they would have paid, had the adjustment in question been made and Base Rent at the adjusted rate paid as of January 1 of said year.

                           (E)      During the term of this Agreement, Home
Depot shall continue to provide Mr. and Mrs. Marcus the same secured access to Mr. Marcus's Home Depot facilities (including without limitation secured elevator access, etc.) that Mr. and Mrs. Marcus now enjoy.

         5. PARKING. Home Depot will continue to provide Mr. and Mrs. Marcus the same secured parking arrangements and facilities in Building C of the Home Depot facilities which they now enjoy. Mr. Marcus now has six (6) reserved parking spaces at the Home Depot facilities, and Mr. Marcus, Mrs. Marcus and staff members working for Mr. and Mrs. Marcus or the Affiliates shall have the right to continue to use those spaces.

         6. STAFF. It is anticipated that during the term of this Agreement Mr. Marcus's personal secretary, as an employee of Home Depot, will provide personal services to Mr. Marcus as well as services to Home Depot. In addition, Home Depot will also provide the services of an additional staff member to handle internal correspondence and related matters. Home Depot will provide such employees to Mr. Marcus in accordance with the loaned employee agreement with Home Depot. At the end of each annual accounting period Mr. Marcus shall determine what portion of both employees' time was devoted to Home Depot-related work, and Mr. Marcus shall reimburse Home Depot for that portion of the employee's time that was expended on non-Home Depot services.

         7. HOME DEPOT BENEFITS. Home Depot has provided Mr. Marcus, and Mr. Marcus has had available to him during Mr. Marcus's tenure with Home Depot, a number of health and welfare-related benefits and other benefits, including without limitation medical benefits, prescription drug benefits, dental benefits, and split-dollar life insurance policies. Home Depot agrees that it will continue to provide those benefits or comparable benefits acceptable to Mr. Marcus during the term of this Agreement, that is, until the death of Mr. Marcus.

         8. LIMITATION ON LIABILITY. Mr. Marcus's receipt of the services and facilities provided by Home Depot under this Agreement shall not subject Mr. Marcus or any of the Affiliates to any liability arising out of the provision of such services and facilities, except to the extent, and only to the extent, such liability arose from the willful misconduct of Mr. Marcus or the Affiliates. NEITHER MR. MARCUS NOR THE AFFILIATES SHALL BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSS SUFFERED BY ANY THIRD PARTY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. Home Depot shall be solely responsible for, and shall hold harmless and indemnify Mr. Marcus and the Affiliates from and against all losses, claims, damages, liabilities and expenses arising in connection with Home Depot's provision of services and facilities under this Agreement unless such loss, claim, damage, liability or expense results from the willful misconduct of Mr. Marcus or the Affiliates.

         9.       MISCELLANEOUS.

                           (A)      FURTHER ASSURANCES. Each party shall in good
faith undertake to perform its obligations under this Agreement and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms of this Agreement. Upon execution of this Agreement and thereafter, each party shall do such things and take such actions as may be reasonably requested by the other in order more effectively to consummate or document the transactions contemplated by this Agreement. Each party shall cooperate with each other and their respective counsel, accountants or representatives in connection with any actions required to be taken as part of their respective rights and obligations under this Agreement.

                           (B)      AMENDMENT. This Agreement may not be amended
or modified without the prior written consent of all parties.

                           (C)      BINDING EFFECT. This Agreement shall be
binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

                           (D)      HEADINGS. Headings and captions contained in
this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

                           (E)      ENTIRE AGREEMENT. This Agreement, and any
and all documentation related to the purchase and sale of the aircraft, constitute the entire agreement of the parties with respect to matters set forth in this Agreement and supersede any prior understanding or agreement, oral or written, with respect to such matters.

                           (F)      EXECUTION IN COUNTERPARTS. This Agreement
may be executed in any number of counterparts, each of which shall be an original, and all such counterparts shall constitute one and the same Agreement, binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

                           (G)      GOVERNING LAW. This Agreement shall be
construed and enforced in accordance with and governed by the laws of the State of Georgia.

                           (H)      APPROVAL BY BOARD OF DIRECTORS OF HOME
DEPOT. This Agreement shall be submitted to the Board of Directors of Home Depot for approval in accordance with all applicable requirements, including without limitation requirements pertaining to directors' conflicting interest transactions.

         DULY EXECUTED AND DELIVERED, by the parties to this Agreement, as of the date set forth above.

                                        THE HOME DEPOT, INC.


                                        By:  /s/ Robert L.Nardelli
                                             --------------------------
                                        Name:    Robert L. Nardelli
                                              -------------------------
                                        Title:   CEO
                                               ------------------------

                                                 [CORPORATE SEAL]



                                        /s/ Bernard Marcus       [SEAL]
                                        -------------------------
                                        BERNARD MARCUS